CONTACT:
Edward Wong
Financial Controller
011/852/28107205 or fc@chrb.com

FOR IMMEDIATE RELEASE

                 CHINA RESOURCES DEVELOPMENT ACQUIRES 80% EQUITY
            INTEREST IN SILVER MOON TECHNOLOGIES LIMITED, AN ONLINE
                      INTERNET HEALTHCARE CONTENT PROVIDER

HONG KONG, (June 30, 2000) -- China Resources Development, Inc. (Nasdaq: CHRB), today announced that it has acquired an 80% equity interest in Silver Moon Technologies Limited ("Silver Moon"), a British Virgin Islands corporation, for a total consideration of U.S.$1,500,000 (the "Purchase Consideration"). The Company shall satisfy the Purchase Consideration by the issuing to E-link Investment Limited ("E-link") 244,897 shares of unregistered restricted common stock of the Company. Neither E-link nor Silver Moon is affiliated with any officer, director or significant shareholder of the Company.

The principal business of Silver Moon and its subsidiary (collectively the "Group") is the provision of online Internet heathcare content, through its website medi-china.com, which was formally launched in January of this year and offers health-related content in both English and Chinese with a focus on Chinese herbal medicine and therapies.

Ching Lung Po, the Chairman and President of China Resources Development, Inc. said, "The proposed acquisition represents a good opportunity for the Company to engage in the high-growth information technology market. Health and medicine is one of the fastest growing areas of interest on the Internet. Chinese herbal medicine and therapies have a broad appeal in Asia and are also gaining recognition in other developed countries as alternative medicines. Our Board believes that medi-china.com is one of the first websites to provide health-related content with focus on Chinese herbal medicine and therapies on the Internet. The website provides an instructive and user-friendly platform through which a user may access a wide variety of categorized health-related content targeted at users having different requirements. We intend to provide an unique solution to users of medi-china.com that integrates the delivery of online information and the provision of consultation services and health-related products."

"This is our first investment in the information technology market, and we shall continuously look for other investment opportunity with high growth potential." said Ching Lung Po."

China Resources Development, Inc. with offices in Hong Kong and the Hainan Province of the PRC, through a subsidiary, has owned a 61% interest in Hainan Zhongwei Agricultural Resources Co., Ltd. ("HARC"), the former leading distributor of natural rubber in China. Pursuant to a restructuring agreement dated March 3, 2000, the natural rubber business and the materials and supplies procurement business of HARC were ceased effective January 1, 2000.
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Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, uncertainties as to the level of interest in health-related topics and traditional Chinese herbal medicine and therapies among Internet users, quarterly fluctuations in results, dividend income receivable, the management of growth, market dynamics and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. Although the Company's management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.